Exhibit 99.2

	Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company (210) 828-7689 Lisa Elliott / lelliott@drg-e.com Anne Pearson / apearson@drg-e.com DRG&L / (713) 529-6600
For Immediate Release

Pioneer Drilling Announces Underwriters’ Exercise of Option to Purchase

900,000 Additional Shares of Common Stock

SAN ANTONIO, Texas, July 18, 2011 – Pioneer Drilling Company (NYSE Amex: PDC) (the “Company”) today announced that in connection with its underwritten public offering of 6,000,000 shares of common stock at the public offering price of $14.50 per share, the underwriters exercised their option in full to purchase 900,000 additional shares of common stock on July 15, 2011. Accordingly, the Company intends to sell an aggregate of 6,900,000 shares of its common stock in connection with the offering. The net proceeds to the Company from the offering are expected to be approximately $94.3 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

Goldman, Sachs & Co. and Jefferies & Company, Inc. are serving as joint bookrunners for the offering. The offering and the exercise of the underwriters’ option are expected to close on July 20, 2011, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering to fund a portion of the purchase price in connection with the construction of new-build AC drilling rigs and for general corporate purposes, which may include capital expenditures, working capital, acquisitions or the repayment of indebtedness. The Company may invest funds not required immediately for such purposes in marketable securities and short-term investments

The shares will be issued pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-3. A copy of the final prospectus supplement and the accompanying base prospectus relating to the offering may be obtained from the SEC’s website at http://www.sec.gov. or from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316, or by emailing prospectus-ny@ny.email.gs.com, or from Jefferies & Company, Inc., Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, telephone: 1-888-449-2342 or by emailing prospectus_department@jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pioneer Drilling Company

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides well service rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 80 well service rigs (73 550-horsepower rigs, six 600-horsepower rigs and one 400-horsepower rig), 99 wireline units, and fishing and rental tools.

Certain matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, including the offering of the common stock and the use of the proceeds therefrom. These risks and uncertainties include, among other things, the stability of the capital markets, other market conditions, customary closing conditions, and other factors and uncertainties inherent in providing contract drilling and well services discussed in the Company’s filings with the SEC. Specifically, the Company cannot assure you that the proposed transaction described above will be consummated on the terms currently contemplated, if at all. The Company disclaims any obligation to update publicly its forward-looking statements, whether as a result of new information, future events or otherwise.

# # #